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[LOGO OF GILEAD]                              [LOGO OF TRIANGLE PHARMACEUTICALS]

GILEAD CONTACTS:                              TRIANGLE CONTACT:
Susan Hubbard, Investors                      R. Andrew Finkle
(650) 522-5715                                (919) 493-5980

Amy Flood, Media
(650) 522-5643

              GILEAD SCIENCES AND TRIANGLE PHARMACEUTICALS ANNOUNCE
                 EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

FOSTER CITY, CA, AND DURHAM, NC, DECEMBER 26, 2002 - Gilead Sciences, Inc. (Nasdaq: GILD) and Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Gilead's cash tender offer for Triangle has expired without any request for additional information by the United States Federal Trade Commission.

The transaction is expected to close in the first quarter of 2003, subject to customary closing conditions. This announcement is neither an offer to purchase nor a solicitation of an offer to sell Triangle shares. The tender offer can only be made through an offer to purchase, letter of transmittal and related tender offer materials. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement have been sent to all stockholders of Triangle and also are available free of charge at the SEC's website at www.sec.gov.

ABOUT GILEAD SCIENCES
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has six marketed products and focuses its research and clinical programs on anti-infectives. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

ABOUT TRIANGLE PHARMACEUTICALS
Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and the hepatitis B virus. Triangle's proprietary drug candidates under development for HIV and/or hepatitis B include Coviracil(R) (emtricitabine), amdoxovir (formerly
DAPD) and clevudine (formerly L-FMAU).

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. For example, the ability of the parties to close the transaction by the end of the first quarter of 2003 will depend on a number of factors outside the parties' control including the satisfaction of closing conditions. These risks are described in Gilead's Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 10, 2002. All forward-looking statements are based on information currently available, and the parties assume no obligation to update any such forward-looking statements.

                                      # # #

                         For more information on Gilead,
               please call the Gilead Public Affairs Department at
            1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

        For more information on Triangle, please visit www.tripharm.com.